SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2006

CFC International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-2722225	36-3434526
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 State Street

Chicago Heights, Illinois 60411

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (708) 891-3456

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On March 30, 2006, CFC International, Inc. (the “Company”) and Quad-C Management, Inc. (“Quad-C”) terminated the Agreement and Plan of Merger dated January 9, 2006 among the Company and certain Quad-C affiliates formed for purposes of the merger. The parties will each pay their own expenses. The Company will not pay any termination fees or expense reimbursement under the merger agreement with respect to this termination. A copy of the termination agreement is attached as Exhibit 10.1 to this Form 8-K.

The Company and Quad-C had been working to complete the merger and expected the merger to occur on or about March 30, 2006, subject to Quad-C’s receipt of financing which was a condition of the obligation of the Quad-C affiliate to complete the merger. However, as a result of the Visa directive described in Item 8.01 below, Quad-C’s financing source requested (and the Company provided) additional information concerning the ESD problems identified by Visa, the Company’s response to the identified ESD problems and the effects on the Company’s results of operations, as well as other financial information from the Company. Quad-C notified the Company after the close of business on March 29, 2006 that Quad-C’s financing source was unable to address its concerns and as a result the financing condition to Quad-C’s obligation to complete the merger would not be satisfied. As a result, the parties determined that the merger could not occur under the terms of the merger agreement and terminated that agreement on March 30, 2006.

Item 8.01 Other Events.

Visa Directive

On March 14, 2006, Visa International announced that it had directed its member financial institutions and authorized card manufacturers to cease producing and issuing Visa cards incorporating a certain holographic magnetic stripe that is provided to Visa by American Bank Note Holographics, Inc. (“ABNH”). This directive came as a result of a small number of incidents (approximately 2 errors per 1,000,000 reads) in which Visa believes card terminals had been affected by electro-static discharge (“ESD”) from static electricity when using cards incorporating this holographic magnetic stripe. ABNH purchases the holographic magnetic stripe its sells to its customers, including Visa, from the Company. The Company has been attempting to obtain and analyze all relevant information relating to the Visa directive, and assess its impact on the Company and its operations. The Company has spoken with ABNH and Visa representatives, and has conducted its own product tests in order to assess the ESD issues identified in the Visa directive.

Sales for the fourth quarter of 2005 were $22.4 million, up 9% over $20.7 million in the fourth quarter of 2004, and 2005 calendar year sales were $90.8 million, up 10% over $82.6 million in 2004. Sales of the subject holographic magnetic stripe by the Company to ABNH in fiscal 2005 were $4,261,611. The Company’s inventory of this holographic magnetic stripe was $345,916 (of which $98,630 was work-in-progress) at December 31, 2005. The Company has made an insurance claim with respect to this inventory, and may be required to incur additional charges in 2006 with respect to the value of the inventory and other potential costs relating to Visa’s decisions.

The Company and ABNH have developed a second generation of the holographic magnetic stripe which they believe will address the ESD problem. Product testing and refinement continues, but the second generation of the holographic magnetic stripe has not yet been submitted to Visa for its review and approval. There can be no assurance that the second generation of the holographic magnetic stripe can be successfully developed or that, if developed, that it will meet the requirements of Visa and other card providers.

If the Company and ABNH are unable to meet the requirements of Visa and other card providers for the holographic magnetic stripe, the loss of sales associated with this holographic magnetic stripe could have a material adverse effect on the Company’s results of operations and financial condition.

Form 12b-25

The Company had anticipated completing the merger and de-registering under the Exchange Act prior to March 31, 2006, and consequently would not have been required to file its Form 10-K for the fiscal year ended December 31, 2005 (“2005 Form 10-K”). As a result of the termination of the merger agreement, the Company will file its 2005 Form 10-K, however, the Company needs additional time to prepare its financial statements. As a result of these considerations and the termination of the merger, on the date of this filing the Company filed a Notification of Late Filing on Form 12b-25 with respect to its 2005 Form 10-K. The Company anticipates that it will have its 2005 Form 10-K completed and filed within the fifteen day extension period permitted by the Notification of Late Filing.

Annual Shareholders Meeting

The Company will have its annual shareholders meeting on Monday, May 15, 2006.

Item 9.01 Financial Statements and Exhibits.

The following Exhibits are included with this filing:

(c)	Exhibits

10.1	Termination Agreement dated March 30, 2006 among CFC International, Inc., CFCI Holdings, Inc. and Holo Acquisition Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CFC INTERNATIONAL, INC.

March 31, 2006	By:	/s/ Dennis Lakomy
Dennis Lakomy
Executive Vice President
and Chief Financial Officer